Exhibit 10.13

Ooma, Inc.

TRANSITION AND CONSULTING AGREEMENT

This Transition and Consulting Agreement (this “Agreement”) is made as of June 15, 2021, by and between Ooma, Inc., a Delaware corporation (the “Company”), and Ravi Narula (“Executive” or “Consultant”).

1.Resignation.  Executive hereby resigns from his position as Chief Financial Officer (“CFO”) and as a member of the Board of Directors, effective as of June 15, 2021 (“Resignation Date”).  On the Resignation Date, the Company will pay Executive all accrued wages earned through the Resignation Date, subject to standard payroll deductions and withholdings, which Executive is entitled to regardless of whether or not Executive signs this Agreement.

2.Consulting Agreement.  In order to assist the Company with a smooth transition after the Resignation Date, the Company will retain Consultant as an independent contractor under the terms specified below if Consultant executes this Agreement, complies with its terms, confirm his release of claims by executing the General Release attached as Exhibit A hereto on or within 21 days after the Resignation Date, and allow it to become effective in accordance with its terms.

3.Consulting Services.  Consultant agrees to provide consulting services for the Company in any area of his expertise, including but not limited to generally supporting finance, accounting, business planning and reporting activities, supporting the transition of responsibilities to the interim Chief Financial Officer and full-time Chief Financial Officer, when hired, being available for questions and issues that arise related to the Company’s fiscal 2022 financial plan, the closing of fiscal quarters, and tax, facilities, and investors relations matters, including being available for questions from the Company’s analysts and investors (the “Services”).  During the Consulting Period (as defined below), Consultant will report directly to the Chief Executive Officer (the “CEO”) of the Company or as otherwise specified by the CEO. Consultant agrees to exercise the highest degree of professionalism and utilize his expertise and creative talents in performing these services. Consultant agrees to make himself available to perform such consulting services throughout the Consulting Period, up to a maximum of 25 hours per month, to performance of the Services. Consultant will not be required to report to the Company’s offices during the Consulting Period, except as specifically requested by the Company.

4.Consulting Consideration.  The Company shall provide to Consultant the consideration specified in Exhibit B hereto (the “Consulting Consideration”).  For the avoidance of doubt, Consultant shall not be entitled to any other payment or consideration in exchange for the Services except as otherwise specified in Exhibit B.

5.Expenses.  Consultant shall not be authorized to incur on behalf of the Company any expenses and will be responsible for all expenses incurred while performing the Services unless otherwise agreed to by the CEO, which consent shall be evidenced in writing for any expenses in excess of $100.00.  As a condition to receipt of reimbursement, Consultant shall be required to submit to the Company reasonable evidence that the amount involved was both reasonable and necessary to the Services provided under this Agreement.

6.Stock Options, Stock, and Restricted Stock Units. Executive currently has options to purchase shares of the Company’s common stock (the “Options”) and restricted stock units (“RSUs”) pursuant to the Company’s 2015 Equity Incentive Plan (the “Plan”). Under the terms of the Plan (and the Executive’s award agreements), vesting of the Options and RSUs will continue during the Consulting Period based on Consultant’s having been continuously a Service Provider (as defined in the Plan) and will cease as of the end of the Consulting Period. Except as provided in Exhibit B hereto, Consultant’s rights to exercise his vested Options will be as set forth in the Plan. Consultant’s unvested RSUs and unvested Options will expire upon the termination of his being a Service Provider but in no event later than the end of the Consulting Period. Except as provided in Exhibit B, nothing herein shall be deemed to modify the terms of Executive’s Options or RSUs.

7.Other Compensation or Benefits. Executive acknowledges that, except as expressly provided in this Agreement, Executive will not receive any additional compensation, severance or benefits after the Resignation Date.

8.Consulting Term and Termination.  Consultant shall serve as a consultant to the Company for a period commencing on the Resignation Date and terminating on November 1, 2021 (the “Consulting Period”).  Notwithstanding the above, without waiving any other rights or remedies, the Company may immediately terminate the Consulting Period and its corresponding obligation to pay the Consultant the Consulting Consideration upon the Consultant’s breach of any provision of this Agreement.  In the event of such termination, Consultant shall not be provided consideration for any portion of the Services that have been performed prior to the termination.  Further, Consultant may terminate the Consulting Period at any time, for any reason, upon written notice to the Company, which termination shall extinguish the Company’s obligation to provide the Consultant any Consulting Consideration.

9.Independent Contractor.  Consultant’s relationship with the Company will be that of an independent contractor and not that of an employee.   Consultant will not be entitled to any of the benefits which the Company may make available to its employees, including but not limited to, group health or life insurance, profit-sharing or retirement benefits.

10.Method of Provision of Services.  Consultant shall be solely responsible for determining the method, details and means of performing the Services.  Consultant may, at Consultant’s own expense, employ or engage the services of such employees, subcontractors, partners or agents, as Consultant deems necessary to perform the Services (collectively, the “Assistants”).  The Assistants are not and shall not be employees of the Company, and Consultant shall be wholly responsible for the professional performance of the Services by the Assistants such that the results are satisfactory to the Company.  Consultant shall expressly advise the Assistants of the terms of this Agreement, and shall require each Assistant to execute and deliver to the Company a Confidential Information and Invention Assignment Agreement substantially in the form attached to this Agreement as Exhibit D hereto (the “Confidentiality Agreement”).

(a)No Authority to Bind Company.  Consultant acknowledges and agrees that Consultant and its Assistants have no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.

(b)No Benefits.  Consultant acknowledges and agrees that Consultant and its Assistants shall not be eligible for any Company employee benefits and, to the extent Consultant otherwise would be eligible for any Company employee benefits but for the express terms of this Agreement, Consultant (on behalf of itself and its employees) hereby expressly declines to participate in such Company employee benefits.

(c)Withholding; Indemnification.  Consultant shall have full responsibility for applicable withholding taxes for all compensation paid to Consultant or its Assistants under this Agreement, and for compliance with all applicable labor and employment requirements with respect to Consultant’s self-employment, sole proprietorship or other form of business organization, and with respect to the Assistants, including state worker’s compensation insurance coverage requirements and any U.S. immigration visa requirements.  Consultant agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, labor or employment requirements, including any liability for, or assessment of, withholding taxes imposed on the Company by the relevant taxing authorities with respect to any compensation paid to Consultant or its Assistants.

11.Supervision of Consultant’s Services.  All of the services to be performed by Consultant, including but not limited to the Services, will be as agreed between Consultant and the CEO.  Consultant will be required to report to the Chief Executive Officer concerning the Services performed under this Agreement.  The nature and frequency of these reports will be left to the discretion of the CEO.

12.Consulting or Other Services for Competitors. Consultant represents and warrants that Consultant does not presently perform or intend to perform, during the term of the Agreement, consulting or other services for, or engage in or intend to engage in an employment relationship with, companies whose businesses or proposed businesses in any way involve products or services which would be competitive with the Company’s products or services, or those products or services proposed or in development by the Company during the term of the Agreement (except for those companies, if any, listed on Exhibit E hereto).  If, however, Consultant decides to do so, Consultant agrees that, in advance of accepting such work, Consultant will promptly notify the Company in writing, specifying the organization with which Consultant proposes to consult, provide services, or become employed by and to provide information sufficient to allow the Company to determine if such work would conflict with the terms of this Agreement, including the terms of the Confidentiality Agreement, the interests of the Company or further services which the Company might request of Consultant.  If the Company determines that such work conflicts with the terms of this Agreement, the Company reserves the right to terminate this Agreement immediately.  In no event shall any of the Services be performed for the Company at the facilities of a third party or using the resources of a third party.

13.Confidential Information and Invention Assignment Agreement.  Consultant shall sign, or has signed, a Confidential Information and Invention Assignment Agreement in the form set forth as Exhibit D hereto, on or before the date Consultant begins providing the Services.

14.Conflicts with this Agreement.  Consultant represents and warrants that neither Consultant nor any of the Assistants is under any pre-existing obligation in conflict or in any way inconsistent with the provisions of this Agreement.  Consultant represents and warrants that Consultant’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to commencement of this Agreement.  Consultant warrants that Consultant has the right to disclose and/or or use all ideas, processes, techniques and other information, if any, which Consultant has gained from third parties, and which Consultant discloses to the Company or uses in the course of performance of this Agreement, without liability to such third parties.  Notwithstanding the foregoing, Consultant agrees that Consultant shall not bundle with or incorporate into any deliveries provided to the Company herewith any third party products, ideas, processes, or other techniques, without the express, written prior approval of the Company.  Consultant represents and warrants that Consultant has not granted and will not grant any rights or licenses to any intellectual property or technology that would conflict with Consultant’s obligations under this Agreement.  Consultant will not knowingly infringe upon any copyright, patent, trade secret or other property right of any former client, employer or third party in the performance of the Services.

15.Miscellaneous.

(a)Governing Law.  The validity, interpretation, construction and performance of this Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the state of California, without giving effect to principles of conflicts of law.

(b)Entire Agreement.  This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.

(c)Amendments and Waivers.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement.  No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance.

(d)Successors and Assigns.  Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives.  The Company may assign any of its rights and obligations under this Agreement.  No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company.

(e)Notices.  Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address set forth in the Company’s books and records.

(f)Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(g)Construction.  This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

(h)Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement.

(i)Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to this Agreement or any notices required by applicable law or the Company’s Certificate of Incorporation or Bylaws by email or any other electronic means.  Consultant hereby consents to receive such documents and notices by such electronic delivery and agrees to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

[signature page follows]

The parties have executed this Agreement as of the date first written above.

THE COMPANY:

OOMA, INC.

By:	/s/ Eric B. Stang
Name:	Eric B. Stang
Title:	CEO
Date:	June 15, 2021
Address:	525 Almanor Avenue
Sunnyvale, CA 94085
United States

CONSULTANT:

By:	/s/ Ravi Narula
Print Name:	Ravi Narula
Date:	June 15, 2021
Address:
Email:

Exhibit 10.13

EXHIBIT A

General Release

Pursuant to the Transition and Consulting Agreement entered into by and between Ooma, Inc., a Delaware corporation (the “Company”), and Ravi Narula (“Executive”). dated June 15, 2021 (the “Agreement”), Executive hereby enters into this General Release (the “Release”).  Any term not otherwise defined herein shall have the meaning ascribed in the Agreement.

1.

General Release.  In consideration for the Consulting Consideration, and for other good and valuable consideration, the sufficiency of which Executive hereby acknowledges, Executive hereby waives and releases to the maximum extent permitted by applicable law any and all claims or causes of action, whether known or unknown, against the Company and/or its predecessors, successors, past or present subsidiaries, affiliates (within the meaning set forth in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended), investors, branches or related entities (collectively, including the Company, the “Entities”) and/or the Entities’ respective past, present, or future insurers, officers, directors, agents, attorneys, employees, stockholders, assigns and employee benefit plans (collectively with the Entities, the “Released Parties”), with respect to any matter, including, without limitation, any matter related to Executive’s employment with the Company or the termination of that employment relationship.  This waiver and release includes, without limitation, claims to unpaid wages, including overtime or minimum wages, bonuses, incentive compensation, equity compensation, vacation pay or any other compensation or benefits; any claims for failure to provide accurate itemized wage statements, failure to timely pay final pay or failure to provide meal or rest breaks; claims for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment or employment classification; claims for attorneys’ fees or costs; claims for penalties; any and all claims for stock, stock options or other equity securities of the Company; claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract, and breach of the covenant of good faith and fair dealing; any claims of discrimination, harassment, or retaliation based on sex, age, race, national origin, disability or on any other protected basis, under any applicable human rights law prohibiting discrimination, harassment and/or retaliation; breaches of applicable employment standards and occupational health and safety legislation, or damages for wrongful dismissal including, without limitation, all claims in respect of statutory entitlements and common law notice; and claims under all other laws, ordinances and regulations.

Executive covenants not to sue the Released Parties for any of the claims released above, agrees not to participate in any class, collective, representative, or group action that may include any of the claims released above, and will affirmatively opt out of any such class, collective, representative or group action. Further, Executive agrees not to participate in, seek to recover in, or assist in any litigation or investigation by other persons or entities against the Released Parties, except as required by law. Nothing in this Release precludes Executive from participating in any investigation or proceeding before any government agency or body. However, while Executive may file a charge and participate in any such proceeding, by signing this Release, Executive waives any right to bring a lawsuit against the Released Parties and waives any right to any individual monetary recovery in any such proceeding or lawsuit. Nothing in this Release is intended to impede Executive’s ability to report possible securities law violations to the government, or to receive a monetary award from a government administered whistleblower-award program. Executive does not need the prior authorization of the Company to make any such reports or disclosures or to participate or cooperate in any governmental investigation, action or proceeding, and Executive is not required to notify the Company that Executive has made such reports and disclosures or has participated or cooperated in any governmental investigation, action or proceeding. Nothing in this Release waives Executive’s right to testify or prohibits Executive from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment when Executive has been required or requested to attend the proceeding pursuant to a court order, subpoena or written request from an administrative agency or the applicable legislature.

This waiver and release covers only those claims that arose prior to Executive’s execution of this Release. The waiver and release contained in this Release does not apply to any claim which, as a matter of law, cannot be released by private agreement.  If any provision of the waiver and release contained in this Release is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and a court shall enforce all remaining provisions to the full extent permitted by law.

2.

Unknown Claims Waiver.  Executive understands and acknowledges that Executive is releasing potentially unknown claims, and that Executive may have limited knowledge with respect to some of the claims being released.  Executive acknowledges that there is a risk that, after signing this Release, Executive may learn information that might have affected Executive’s decision to enter into this Release.  Executive assumes this risk and all other risks of any mistake in entering into this Release. Executive agrees that this Release is fairly and knowingly made. In addition, Executive expressly waives and releases any and all rights and benefits under any applicable law, which may read substantially as follows: “A general release does not extend to claims that the creditor OR RELEASING PARTY does not know or suspect to exist in his OR HER favor at the time of executing the release AND THAT, if known by him OR HER, would have materially affected his or HER settlement with the debtor OR RELEASED PARTY.”

Executive understands and agrees that claims or facts in addition to or different from those which are now known or believed by Executive to exist may hereafter be discovered, but it is Executive’s intention to release all claims that Executive has or may have against the Released Parties, whether known or unknown, suspected or unsuspected.

3.

ADEA.  Executive acknowledges that Executive is knowingly and voluntarily waiving and releasing any rights Executive may have under the Federal Age Discrimination in Employment Act (“ADEA Waiver”) and that the consideration given for the ADEA Waiver is in addition to anything of value to which Executive is already entitled. Executive further acknowledges that: (a) Executive’s ADEA Waiver does not apply to any claims that may arise after Executive signs this Release; (b) Executive should consult with an attorney prior to executing this Release; (c) Executive has 21 calendar days within which to consider this Release (the “Deadline Date”), although Executive may choose to execute this Release earlier; (d) Executive has 7 calendar days following the execution of this Release to revoke the Release; and (e) this Release will not be effective until the eighth (8th) day after Executive signs this Release provided that Executive has not revoked it (the “Effective Date”). Executive agrees that any modifications, material or otherwise, made to this Release do not restart or affect in any manner the original 21-day consideration period provided in this section. To revoke the Release, Executive must provide a written notice of revocation to the Company prior to the end of the 7-day period.  Executive acknowledges that Executive’s consent to this Release is knowing and voluntary. The offer described in this Release will be automatically withdrawn if Executive does not sign the Agreement within the 21-day consideration period.

4.

Additional Acknowledgements.  Executive understands and agrees that Executive’s agreement with the terms and conditions of this Release is signified by Executive’s signature hereto and is voluntary, deliberate and informed.  Executive acknowledges that this Release provides consideration of value to Executive and that Executive was free to consult an attorney before signing this Release.  Executive agrees to strictly comply with all the terms and conditions of this Release and the Agreement.  Furthermore, Executive acknowledge that Executive has read and understands this Release and that Executive signs this release of all claims voluntarily, with full appreciation that at no time in the future may Executive pursue any of the rights Executive has waived in this Release.

5.

Breach.  In the event that Executive breaches any of Executive’s obligations under this Release or as otherwise imposed by law, the Company will be entitled to recover all consideration paid or provided under this Release and to obtain all other relief provided by law or equity.  Any compensation paid or payable to Executive pursuant to the Agreement and this Release which is subject to recovery under any law, government regulation, order or stock exchange listing requirement, or under any policy of the Company adopted from time to time, will be subject to such deductions and clawback (recovery) as may be required to be made pursuant to such law, government regulation, order, stock exchange listing requirement or policy of the Company. Executive specifically authorizes the Company to withhold from future salary or wages any amounts that may become due under this provision.

6.	No Admission. Nothing contained in this Release shall constitute or be treated as an admission by the Company of any liability, wrongdoing, or violation of law.
7.

No Other Amounts/Benefits Owed.  Executive acknowledges and agrees that Executive has been paid for all of Executive’s services with the Company and Executive has not earned any wages, salary, incentive compensation, bonuses, commissions or similar payments or benefits or any other compensation or amounts that have not already been paid to Executive.  Executive further agrees that, prior to the execution of this Release, Executive was not entitled to receive any further payments or benefits from the Company, and the only payments and benefits that Executive is entitled to receive from the Company in the future are those specified in the Agreement.

8.

Entire Agreement.  This Release, together with the Agreement, embodies the entire agreement of the Company and Executive regarding the subject matter of this Release and, except as specifically provided herein, no provisions of any employee manual, personnel policies, corporate directives or other agreement or document shall be deemed to modify the terms of this Release or the Agreement.  No amendment or modification of this Release shall be valid or binding upon Executive or the Company unless made in writing and signed by the Company and Executive.  This Release, together with the Agreement, supersedes all prior understandings and agreements addressing severance or separation pay to which Executive and the Company or an affiliate are or were parties, including any previous change in control agreement, severance plan, offer letter provisions, or other employment agreements.

9.	Governing Law. The Release shall be construed, administered and governed in all respects under and by the applicable laws of the State of California.
10.

Severability.  The invalidity or unenforceability of any provision of this Release shall not affect the validity or enforceability of any other provision of this Release, which shall remain in full force and effect.  If a judicial determination is made that any provision of this Release constitutes an unreasonable or otherwise unenforceable restriction against Executive, such provision shall be rendered void only to the extent that such judicial determination finds the provision to be unreasonable or otherwise unenforceable with respect to Executive.  In this regard, Executive hereby agrees that any judicial authority construing this Release shall be empowered to reform any portion of this Release, and to apply the provisions of this Release and to enforce against Executive the remaining portion of such provisions as the judicial authority determines to be reasonable and enforceable.

11.

Counterparts.  This Release may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by “.pdf” format or scanned pages shall be effective as delivery of a manually executed counterpart to this Release.

[Remainder of page left intentionally blank.]

IN WITNESS WHEREOF, the parties have signed this Release to be effective as of the Effective Date.

OOMA, INC.

By:	/s/ Eric B. Stang
Name:	Eric B. Stang
Title:	CEO
Date:	June 15, 2021

EXECUTIVE:

By:	/s/ Ravi Narula
Print Name:	Ravi Narula
Date:	June 15, 2021

Exhibit 10.13

EXHIBIT B

CONSULTING CONSIDERATION

The Company acknowledges that the Executive’s transition from an employee to consultant pursuant to this Agreement will not result in any interruption in the Executive’s being continuously a Service Provider within the meaning of the Company’s 2015 Equity Incentive Plan (the “Plan”) and forms of agreement thereunder during the term of the Consulting Period.  The Consultant’s performance of the Services in accordance with the terms of this Agreement shall qualify Consultant as a Service Provider, and each of the Consultant’s unvested Options and RSUs will continue to vest according to its applicable Vesting Schedule until the expiration of the Consulting Period, except if the Consulting Period is terminated pursuant to Section 8 of the Agreement. Upon expiration of the Consulting Period, (i) the Consultant’s status as a Service Provider will end, and (ii) the Term/Expiration Date of all of the Consultant’s vested but unexercised Options will be extended to June 15, 2022. For the avoidance of doubt, in no event may any of the Consultant’s Options be exercised after June 15, 2022 as provided above and may be subject to earlier termination as provided in Section 13 of the Plan.

Capitalized terms used in the Exhibit B and not otherwise defined have the meanings given in the Plan.

Exhibit 10.13

EXHIBIT C

ALLOWABLE Expenses

None.

Exhibit 10.13

EXHIBIT D

Confidential information and
invention assignment agreement

EXHIBIT E

LIST OF COMPANIES

EXCLUDED UNDER SECTION 12

FinancialForce

___ No conflicts

___ Additional Sheets Attached

Signature of Consultant:  /s/ Ravi Narula

Print Name of Consultant:  Ravi Narula

Date:  June 15, 2021